Exhibit 99.1

BioRestorative Therapies Announces $2.1 Million Registered Direct Offering

MELVILLE, N.Y., July 11, 2023 (GLOBE NEWSWIRE) -- BioRestorative Therapies, Inc. (“BioRestorative”, “BRTX” or the “Company”) (NASDAQ: BRTX), a clinical stage company focused on stem cell-based therapies, today announced it has entered into a definitive agreement with several accredited and institutional investors for the sale of 685,033 shares of the Company’s common stock at an offering price of $3.03 per share in a registered direct offering. The gross proceeds of the offering will be approximately $2.1 million, before deducting placement agent fees and other estimated offering expenses. The closing of the offering is expected to take place on or about July 13, 2023, subject to the satisfaction of customary closing conditions.
The Company intends to use the net proceeds of the offering in connection with its clinical trials with respect to its lead cell therapy candidate, BRTX-100 , pre-clinical research and development with respect to its metabolic ThermoStem Program and for general corporate purposes and working capital.
Titan Partners Group, a division of American Capital Partners, LLC, is acting as sole placement agent for the offering.
The shares in the offering are being offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-269631) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on February 14, 2023. The offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement, relating to the offering, which will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov . Electronic copies of the final prospectus supplement and accompanying prospectus may also be obtained, when available, from Titan Partners Group, a division of American Capital Partners, LLC, 7 World Trade Center, 46 th Floor, New York, NY 10007, Telephone: (929) 833-1246; Email: info@titanpartnersgrp.com .
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About BioRestorative Therapies, Inc.
BioRestorative Therapies, Inc. ( www.biorestorative.com ) develops therapeutic products using cell and tissue protocols, primarily involving adult stem cells. Our two core programs, as described below, relate to the treatment of disc/spine disease and metabolic disorders:
• Disc/Spine Program (brtxDISC ™ ): Our lead cell therapy candidate, BRTX-100, is a product formulated from autologous (or a person’s own) cultured mesenchymal stem cells collected from the patient’s bone marrow. We intend that the product will be used for the non-surgical treatment of painful lumbosacral disc disorders or as a complementary therapeutic to a surgical procedure. The BRTX-100 production process utilizes proprietary technology and involves collecting a patient’s bone marrow, isolating and culturing stem cells from the bone marrow and cryopreserving the cells. In an outpatient procedure, BRTX-100 is to be injected by a physician into the patient’s damaged disc. The treatment is intended for patients whose pain has not been alleviated by non-invasive procedures and who potentially face the prospect of surgery. We have commenced a Phase 2 clinical trial using BRTX-100 to treat chronic lower back pain arising from degenerative disc disease. We are also investigating the expansion of the clinical application of BRTX-100 to other indications within the body.
• Metabolic Program (ThermoStem ® ): We are developing a cell-based therapy candidate to target obesity and metabolic disorders using brown adipose (fat) derived stem cells to generate brown adipose tissue (“BAT”). BAT is intended to mimic naturally occurring brown adipose depots that regulate metabolic homeostasis in humans. Initial preclinical research indicates that increased amounts of brown fat in animals may be responsible for additional caloric burning as well as reduced glucose and lipid levels. Researchers have found that people with higher levels of brown fat may have a reduced risk for obesity and diabetes.
Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding the anticipated closing of the offering and the intended use of proceeds. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including, without limitation, those set forth in the Company's latest Form 10-K filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the Company undertakes no obligation to update such statements.

Investor Contact:
Email: ir@biorestorative.com